Exhibit 4.1

AMBAC FINANCIAL GROUP, INC.

and

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of March 12, 2008

THIS SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of March 12, 2008, is between AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 15, 2006 (the “Base Indenture” and together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities (as defined in the Base Indenture);

WHEREAS, Section 901(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 or 301 of the Base Indenture;

WHEREAS, Section 901(5) of the Base Indenture provides for the Company and the Trustee to, among other things, enter into an indenture supplemental to the Base Indenture to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities; provided, that any such addition, change or elimination shall become effective only when there is no such Security Outstanding;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 9.50% Senior Notes due 2021 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and in this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Relation to Base Indenture. Except as otherwise set forth in this Supplemental Indenture, the provisions of the Base Indenture shall apply to the Senior Notes.

Section 1.02 Definition of Terms. For all purposes of this Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract Agreement, the Pledge Agreement or the Remarketing Agreement;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in this Article 1:

“Applicable Ownership Interest in Senior Notes” shall have the meaning specified in the Purchase Contract Agreement.

“Business Day” shall have the meaning specified in the Purchase Contract Agreement.

“Collateral Account” shall have the meaning specified in the Pledge Agreement.

“Corporate Units” shall have the meaning specified in the Purchase Contract Agreement.

“Coupon Rate” shall have the meaning set forth in Section 2.05(a).

“Depositary” means a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, that is designated to act as depositary for the Senior Notes.

“Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.

“Global Senior Note” shall have the meaning set forth in Section 2.04.

“Maturity Date” shall have the meaning specified in Section 2.02.

“Optional Redemption” means the redemption of the Senior Notes pursuant to the terms hereof.

“Optional Redemption Right” shall have the meaning set forth in Section 3.01.

“Payment Date” shall have the meaning set forth in Section 2.05(b).

“Pledge Agreement” means the Pledge Agreement, dated as of March 12, 2008, among the Company, The Bank of New York, as Collateral Agent, Custodial Agent and Securities

Intermediary, and The Bank of New York, as Purchase Contract Agent and attorney-in-fact for the Holders of the Units, as amended from time to time.

“Purchase Contract” shall have their respective meanings specified in the Purchase Contract Agreement.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of March 12, 2008, between the Company and The Bank of New York, as Purchase Contract Agent and attorney-in-fact for the Holders of the Units, as amended from time to time.

“Purchase Contract Settlement Date” means May 17, 2011.

“Put Price” shall have the meaning set forth in Section 8.05(a).

“Put Right” shall have the meaning set forth in Section 8.05(a).

“Quotation Agent” means any primary U.S. government securities dealer selected by the Company.

“Record Date” means, with respect to any Payment Date for the Senior Notes, the first Business Day of the calendar month in which such Payment Date falls; provided that the Company may, at its option, select any other day as the Record Date for any Payment Date so long as such Record Date selected is more than one Business Day but less than sixty Business Days prior to such Payment Date.

“Redemption Date” shall have the meaning set forth in Section 3.01.

“Redemption Price” shall mean, for each Senior Note, an amount equal to $1.000 per Senior Note plus any accrued and unpaid interest on such Senior Note to but excluding the Redemption Date.

“Redemption Provisions” shall mean the redemption provisions of Article 11 of the Base Indenture and Article 3 herein applicable to the Senior Notes.

“Remarketed Senior Notes” shall have the meaning set forth in Section 8.01(c).

“Remarketing Agent” shall have the meaning set forth in the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement, dated as of March 12, 2008, among the Company, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., UBS Securities LLC, Banc of America Securities LLC, each as a potential Remarketing Agent, and The Bank of New York, as Purchase Contract Agent, as amended from time to time.

“Remarketing Price” shall have the meaning set forth in Section 8.02.

“Remarketing Settlement Date” shall have the meaning specified in the Purchase Contract Agreement.

“Reset Rate” means the interest rate per annum on the Senior Notes (i) in the case of a Successful Remarketing, as determined by the Remarketing Agent, in consultation with the Company and in accordance with the terms of the Remarketing Agreement; provided that if there are no Corporate Units outstanding and none of the Holders elect to have Separate Senior Notes held by them remarketed, or in the case of a Failed Remarketing, the interest rate payable on the Senior Notes will not be reset and the interest rate payable on the Senior Notes shall continue to be the Coupon Rate; provided further that in no event shall the Reset Rate exceed the maximum rate, if any, permitted by applicable law.

“Separate Senior Notes” means Senior Notes that are no longer a component of Corporate Units.

“Treasury Portfolio” shall have the meaning specified in the Purchase Contract Agreement.

“Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a Primary Treasury Dealer to the Quotation Agent between 9:00 a.m. and 11:00 a.m. (New York City time), in the case of a Successful Remarketing, on the date of such Successful Remarketing for the purchase of the applicable Treasury Portfolio for settlement on the Remarketing Settlement Date.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” “Supplemental Indenture,” and “Senior Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as 9.50% Senior Notes due 2021 limited in aggregate principal amount to $250,000,000 (or up to $287,500,000 to the extent that the underwriters’ over-allotment option is exercised). The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 303 of the Base Indenture.

Section 2.02 Maturity. Unless an Optional Redemption occurs prior to the Maturity Date, the date upon which the Senior Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is February 15, 2021, or such earlier date as may be determined by the Company, in consultation with the Remarketing Agent, in connection with a Successful Remarketing, provided that the Senior Notes may not mature earlier than two years following the Purchase Contract Settlement Date (the “Maturity Date”).

Section 2.03 Form, Payment and Appointment. (a) Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are components of Corporate Units shall be registered in the name of The Bank of New York, as Purchase Contract Agent. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, New York City, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

(b) No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

(c) The Security Registrar and Paying Agent for the Senior Notes shall initially be the Trustee.

(d) The Senior Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.04 Global Senior Notes. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and released from the Collateral Account will be issued in permanent global form (a “Global Senior Note”), and if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. Upon the creation of Treasury Units or the recreation of Corporate Units, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Senior Notes held by the Depositary. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Senior Notes represented by the Global Senior Notes will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Unless and until a Global Senior Note is exchanged for Senior Notes in certificated form, such Global Senior Note may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

Section 2.05 Interest. (a) The Senior Notes will bear interest initially at the rate of 9.50% per year (the “Coupon Rate”) from the original date of issuance through and including the earlier of (i) the Maturity Date and (ii) the day immediately preceding any Remarketing Settlement Date. In the event of a Successful Remarketing of the Senior Notes, the Coupon Rate will be reset by the Remarketing Agent, in consultation with the Company, at the appropriate Reset Rate with effect from the related Remarketing Settlement Date, as set forth under Section 8.03. If the Coupon Rate is so reset, the Senior Notes will bear interest at the Reset Rate from the related Remarketing Settlement Date until the principal thereof and interest thereon is paid or duly made available for payment. The Senior Notes shall bear interest, to the extent permitted by law, compounded on each Payment Date, on any overdue principal and payment of interest at the Coupon Rate through and including the day immediately preceding the Remarketing Settlement Date and at the Reset Rate thereafter.

(b) Interest on the Senior Notes shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a “Payment Date”) (except as provided in clause (c) below), commencing May 15, 2008, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Record Date for such Payment Date. Interest on the Senior Notes shall accrue from March 12, 2008.

(c) Following a Successful Remarketing, interest on the Senior Notes shall accrue at the Reset Rate and shall be payable semi-annually in arrears such that the Payment Dates shall be February 15 and August 15 of each year commencing August 15, 2011.

(d) The amount of interest payable for any full quarterly or semi-annual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

Section 2.06 No Defeasance. The provisions of Article 14 of the Base Indenture shall not apply to the Senior Notes.

Section 2.07 No Sinking Fund. The Senior Notes are not entitled to the benefit of any sinking fund.

Section 2.08 No Subordination. The Senior Notes shall rank equally in right of payment to any unsecured and unsubordinated existing or future indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company.

Section 2.09 No Issuance of Additional Senior Notes. The Company shall not be entitled to issue any Senior Notes in addition to the Senior Notes issued as of the date of this Supplemental Indenture.

ARTICLE 3

REDEMPTION OF THE SENIOR NOTES

Section 3.01 Optional Redemption. On or after May 17, 2013, the Company may, at its option, redeem the Senior Notes in whole, but not in part (the “Optional Redemption Right”), on any Payment Date at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (the “Redemption Date”) to the Holders of the Senior Notes registered at the close of business on the Record Date for such Interest Payment Date. Notice of any Optional Redemption will be mailed by the Company or, at the Company’s request, the Trustee at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Senior Notes at its registered address. Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, (a) interest shall cease to accrue on the Senior Notes, (b) the Senior Notes shall become due and payable at the Redemption Price, and (c) the Senior Notes shall be void and all rights of the Holders in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Senior Notes but without interest on such Redemption Price). Following the notice of an Optional Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Senior Notes to be redeemed. Sections 1105 and 1106 of the Base Indenture shall not apply to the Senior Notes.

The Company may at any time irrevocably waive its right to redeem the Senior Notes for any specified period (including the remaining term of the Senior Notes). The Company may not redeem the Senior Notes under this Section 3.01 if the Senior Notes have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Senior Notes for all Payment Dates on or prior to the Redemption Date.

Section 3.02 Redemption Procedures. On or prior to the Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Redemption Date, the aggregate Redemption Price for Senior Notes being redeemed, and the Trustee will irrevocably deposit such funds with the Depositary. The Company will also give the Depositary irrevocable instructions and authority to pay the Redemption Price in immediately available funds to the holders of beneficial interests in the Global Senior Notes. If any Redemption Date is not a Business Day, then the Redemption Price will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). Interest to be paid on or before the Redemption Date for any Senior Notes called for redemption shall be payable to the holders on the regular Record Dates for the related Payment Dates. If any Senior Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price will, until paid, bear interest from the Redemption Date at the Coupon Rate or Reset Rate, as applicable.

Section 3.03 No Other Redemption. Except as set forth in this Article 3, the Senior Notes shall not be redeemable by the Company prior to the Maturity Date.

ARTICLE 4

FORM OF SENIOR NOTE

Section 4.01 Form of Senior Note. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5

ORIGINAL ISSUE OF SENIOR NOTES

Section 5.01 Original Issue of Senior Notes. Senior Notes in the aggregate principal amount of $250,000,000 (or up to $287,500,000 to the extent that the underwriters’ over-allotment option is exercised) may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon the written order of the Company pursuant to Section 303 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 6

ORIGINAL ISSUE DISCOUNT

Section 6.01 Original Issue Discount. The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Senior Notes that are Outstanding as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.02 Trustee Not Responsible For Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7.03 New York Law to Govern. THE BASE INDENTURE, THIS SUPPLEMENTAL INDENTURE AND EACH SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

Section 7.04 Separability. In case any provision in this Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.05 Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 7.06 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision deemed to be included in the Indenture by any of the provisions of the Trust Indenture Act, which deemed-included provision shall control.

Section 7.07 Certain Duties and Responsibilities.

(a) The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee in the Trust Indenture Act and no implied covenants or obligations shall be read into the Indenture against the Trustee. For purposes of Section 315(a) and 315(c) of the Trust Indenture Act, the term “default” is hereby defined as an Event of Default which has occurred and is continuing.

(b) Whether or not therein expressly so provided, every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

ARTICLE 8

REMARKETING

Section 8.01 Remarketing Procedures. (a) The Company shall engage the Remarketing Agent pursuant to the Remarketing Agreement for the Remarketing of the Senior Notes. The Company will request, not later than seven nor more than 15 calendar days prior to the Initial Remarketing Date, that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Senior Notes, Corporate Units and Treasury Units of the procedures to be followed in such Remarketing.

(b) Each Holder of Separate Senior Notes may elect to have Separate Senior Notes held by such Holder remarketed in any Remarketing. A Holder making such an election must, pursuant to the Pledge Agreement, notify the Custodial Agent and deliver such Separate Senior Notes to the Custodial Agent on or prior to the close of business on the second Business Day immediately preceding the Initial Remarketing Date (but no earlier than the Payment Date immediately preceding the Initial Remarketing Date). Any such notice and delivery may be withdrawn on or prior to the close of business on the second Business Day immediately preceding the Initial Remarketing Date in accordance with the provisions set forth in the Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to such Remarketing. Pursuant to Section 5.09(a) of the Pledge Agreement, by the close of business on the Business Day immediately preceding the Initial Remarketing Date, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the principal amount of Separate Senior Notes to be tendered for remarketing and shall cause such Separate Senior Notes to be presented to the Remarketing Agent. Under Section 5.02 of the Purchase Contract Agreement, Senior Notes that underlie the Applicable Ownership Interests in Senior Notes that are components of Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.

(c) The right of each Holder of Senior Notes that are included in Corporate Units to have such Senior Notes, and each Holder of Separate Senior Notes to have any Separate Senior Notes (together, the “Remarketed Senior Notes”), remarketed and sold on any Remarketing Date shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price, and (iii) the purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(d) Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

(e) In connection with a Remarketing, the Company, in consultation with the Remarketing Agent, may elect to modify (a) the Maturity Date of the Senior Notes, effective on and after the Remarketing Settlement Date to make the Senior Notes mature at any earlier time; provided that such modification shall not result in the Senior Notes maturing at any time earlier than the Maturity Date unless notice thereof is given to Holders prior to such modification (which notice, if applicable, may be in the form of the prospectus used for the remarketing of the Senior Notes delivered to the Holders of the Senior Notes); provided further, that the Senior Notes may not mature earlier than two years following the Purchase Contract Settlement Date; and (b) the Redemption Provisions relating to the Senior Notes, effective on and after the Remarketing Settlement Date, to eliminate the Optional Redemption Right in its entirety or to provide that the Optional Redemption Right will arise at a later date.

Section 8.02 Remarketing. It is understood and agreed that Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least 100% of the sum of the Treasury Portfolio Purchase Price and the Separate Senior Note Purchase Price (such amount, the “Remarketing Price”).

Section 8.03 Modification of Terms. (a) In connection with each Remarketing, the Company shall determine, in consultation with the Remarketing Agent, the Maturity Date and Redemption Provisions the Remarketed Senior Notes should contain, and the Remarketing Agent shall determine, in consultation with the Company, the Reset Rate (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketed Senior Notes should bear in order to have an approximate aggregate market value equal to the Remarketing Price and that the Remarketing Agent reasonably believes will enable it to remarket all of the Remarketed Senior Notes at the Remarketing Price in such Remarketing.

(b) Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law and the Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the Initial

Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.

(c) In the event of a Failed Remarketing or if no Applicable Ownership Interests in Senior Notes are included in Corporate Units and none of the holders of the Separate Senior Notes elect to have their Senior Notes remarketed in any Remarketing (i) the Maturity Date of the Senior Notes will not be changed and will continue to be the Maturity Date set forth in Section 2.02, (ii) the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate and (iii) the Redemption Provisions will not be changed and will continue to be the Redemption Provisions as of the date hereof.

(d) In the event of a Successful Remarketing, (i) the Coupon Rate shall be reset at the Reset Rate as determined by the Remarketing Agent, in consultation with the Company, under the Remarketing Agreement, (ii) the Maturity Date shall be modified as determined by the Company, in consultation with the Remarketing Agent, and in accordance with Section 2.02(c) and (iii) the Redemption Provisions shall be modified as determined by the Company, in consultation with the Remarketing Agent, and in accordance with Article 11 of the Base Indenture and Article 3 herein. The modified Maturity Date shall be effective on and after the Remarketing Settlement Date.

Section 8.04 Failed Remarketing. (a) If the Initial Remarketing is not a Successful Remarketing, and so long as no Successful Remarketing has occurred, the Remarketing Agent shall, on each of the four succeeding Business Days until a Successful Remarketing occurs, in each case, for settlement on the Remarketing Settlement Date, attempt to remarket the Remarketed Senior Notes. If a Successful Remarketing has not occurred by the Final Remarketing Date, the Remarketing Agent will promptly return Separate Senior Notes to the Custodial Agent, in accordance with the Pledge Agreement, for delivery to the appropriate Holders. The Remarketing Agent shall promptly advise by telephone the Depositary, the Purchase Contract Agent and the Company of each Failed Remarketing.

(b) The Company shall cause a notice of such Failed Remarketing to be published (with a copy of such notice to be provided to the Purchase Contract Agent) on the Business Day immediately following the Remarketing Settlement Date in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

Section 8.05 Put Right. (a) If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, Holders of Separate Senior Notes and Holders of Corporate Units will, subject to this Section 8.05, have the right (the “Put Right”) to require the Company to purchase their Senior Notes, on the Purchase Contract Settlement Date, at a price equal to $1,000 per Senior Note or $50 per Corporate Unit plus accrued and unpaid interest on the Senior Notes from, and including, May 15, 2011 to, but excluding, May 17, 2011 (the “Put Price”).

(b) The Put Right with respect to a Holder’s Applicable Ownership Interest of Senior Notes that is part of a Corporate Unit will be automatically exercised unless such Holder (1) on or prior to 11:00 a.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provides written notice to the Purchase Contract Agent of its intention to settle the related Purchase Contract with separate cash, and (2) on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date, delivers to the Collateral Agent $50 in cash per Corporate Unit, in each case pursuant to the Purchase Contract Agreement. Unless a Corporate Unit holder has settled the related Purchase Contract with separate cash on or prior to the Purchase Contract Settlement Date, the Company, on the Purchase Contract Settlement Date, shall cause the Put Price to be deposited in the Collateral Account and the Collateral Agent shall cause the Securities Intermediary to remit the Purchase Price for the shares of Common Stock (or, in the circumstances described in Section 5.08 of the Purchase Contract Agreement, shares of Series A Preferred Stock) to be issued under the related Purchase Contract from a portion of the Proceeds of the Put Right to the Company in full satisfaction of such Holder’s obligations under the related Purchase Contract. Any remaining amount of the Put Price following satisfaction of the related Purchase Contract will be paid to such Corporate Unit Holder on the Purchase Contract Settlement Date together with the interest payment on the Senior Notes in respect of the Payment Date falling on May 15, 2011. If the Company shall fail to pay the Put Price on the Purchase Contract Settlement Date in accordance with the foregoing, the Company shall be deemed to have netted its obligation to pay the Put Price against the obligation of a Holder of a Senior Note that is a component of a Corporate Unit to pay the Purchase Price under the related Purchase Contract on the Purchase Contract Settlement Date in full satisfaction of such Holder’s obligations under the Purchase Contract.

(c) The Put Right of a Holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such Holder on or prior to the second Business Day prior to the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a Holder has exercised a Put Right. In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Senior Notes.

Section 8.06 Additional Events of Default. In addition to the events listed as Events of Default in Section 501 of the Base Indenture, it shall be an additional Event of Default with respect to the Senior Notes, if:

(a) the Company shall not have satisfied its obligation to pay the Put Price when due in accordance with Section 8.05 (either by payment of the Put Price to the Trustee when due, by deposit of the Put Price in the Collateral Account when due or by netting the Put Price against a Holder’s obligation under the related Purchase Contract if a Senior Note is a component of a Corporate Unit); or

(b) any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $100 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice.

ARTICLE 9

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 9.01 (a) With respect to the Senior Notes only, Article Eight of the Base Indenture is hereby replaced in its entirety by this Section.

(b) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person unless:

(1) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company as an entirety or substantially as an entirety shall be a Person organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c) Upon any consolidation by the Company with or merger by the Company into any other Person or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety in accordance with Section 9.01(b), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Senior Notes.

ARTICLE 10

TAX TREATMENT

Section 10.01 Tax Treatment. The Company agrees, and by acceptance of a Corporate Unit, each holder of a Corporate Unit will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of the Applicable Ownership Interest in the Senior Notes and the Purchase Contract constituting the Corporate Unit and (2) to treat the Senior Notes underlying the Applicable Ownership Interest in the Senior Notes as indebtedness for United States federal, state and local income and franchise tax purposes. A Holder of Senior Notes may obtain the comparable yield and projected payment schedule for the Senior Notes, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for such information to the Company at the following address: Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004, Attention: Anne Gill-Kelly.

ARTICLE 11

SUPPLEMENTAL INDENTURES

Section 11.01 Supplemental Indentures without Consent of holders of Senior Notes. With respect to Section 901 of the Base Indenture:

(a) the “or” shall be deleted at the end of clause (10) thereof;

(b) the “.” shall be deleted at the end of clause (11) thereof and replaced with “;”;

(c) the following shall be added at the end of such Section:

“(12) modify the terms of the Put Right upon a failed final remarketing; or

(13) modify the interest rate reset or remarketing provisions of the Senior Notes, it being understood that any reset of the interest rate or modification of the Maturity Date or Redemption Provisions of the Senior Notes in connection with a Successful Remarketing is permitted under the Indenture and does not require any modification to the provisions of the Indenture”; and

(d) clause (8) thereof shall not apply to the Senior Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ David Trick
Name:	David Trick
Title:	Managing Director and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Franca M. Ferrera
Name:	Franca M. Ferrera
Title:	Assistant Vice President

EXHIBIT A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL SECURITY, INSERT:] THIS SENIOR NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMBAC FINANCIAL GROUP, INC.

☐.	9
.50% Senior Notes due 2021	No. $
CUSIP No. 023139 AG3

AMBAC FINANCIAL GROUP, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of up to                      ($                    ), as set forth in the Schedule of Increases or Decreases In Senior Note attached hereto, on February 15, 2021, or such earlier maturity date as may be determined by the Company, in consultation with the Remarketing Agent, in connection with a Successful Remarketing (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from March 12, 2008 or from the most recent Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 15, May 15, August 15 and November 15, commencing May 15, 2008, or following a Successful Remarketing, on February 15 and August 15, of each year, commencing August 15, 2011 (provided, that the final Payment Date in respect of the Units shall be made on the Purchase Contract Settlement Date in lieu of May 15, 2011 and such final payment shall include accrued and unpaid interest on the Senior Notes from, and including, May 15, 2011 to, but excluding May 17, 2011), at the rate of 9.50% per annum through and including the day immediately preceding the Remarketing Settlement Date, if any, and thereafter at the Reset Rate, if any, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) to pay interest, compounded on each Payment Date, at the rate of 9.50% per annum on any overdue principal and payment of interest through and including the day immediately preceding the Remarketing Settlement Date, if any, and thereafter at the Reset Rate, if any. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Senior Note (or one or more Predecessor Senior Notes) is registered at the close of business on the Record Date for such Payment Date.

Payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, New York City, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

AMBAC FINANCIAL GROUP, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK,
as Trustee

By:
Authorized Officer

FORM OF REVERSE OF SENIOR NOTE

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”), issued and to be issued in one or more series under an Indenture, dated as of February 15, 2006, between the Company and The Bank of New York, as Trustee, (herein called the “Trustee”, which term includes any successor trustee) (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 1 between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered. This Senior Note is one of the series designated on the face hereof, limited in aggregate principal amount to $250,000,000 (or up to $287,500,000 to the extent the underwriters’ over-allotment option is exercised).

All capitalized terms in this Senior Note and not otherwise defined herein shall have the meaning set forth in the Indenture.

If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, the holders of Senior Notes will have the right to require the Company to purchase their Senior Notes on the Purchase Contract Settlement Date, in the case of Separate Senior Notes upon a notice to the Trustee on or prior to the second Business Day prior to the Purchase Contract Settlement Date, at a price per Senior Note equal to the principal amount of the applicable Senior Note plus accrued and unpaid interest, all as more fully described in the Supplemental Indenture.

The Senior Notes are not entitled to the benefit of any sinking fund and will not be subject to defeasance.

If an Event of Default with respect to Senior Notes of this series shall occur and be continuing, the principal of the Senior Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Senior Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Securities Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes of this series are exchangeable for a like aggregate principal amount of Senior Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Pursuant to Section 2.04 of the Supplemental Indenture, Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Senior Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Senior Notes represented by Global Senior Notes will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Unless and until such Global Senior Notes are exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company agrees, and by acceptance of a Corporate Unit, each holder of a Corporate Unit will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of the

Applicable Ownership Interest in a Senior Note and the Purchase Contract constituting the Corporate Unit and (2) to treat the Senior Note underlying the Applicable Ownership Interest in the Senior Note as indebtedness for United States federal, state and local income and franchise tax purposes. A Holder of Senior Notes may obtain the comparable yield and projected payment schedule for the Senior Notes, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for it to the Company at the following address: Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004, Attention: Anne Gill-Kelly.

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Senior Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name
Title:

as Trustee

By:
Name:
Title:

Attest:

By:
Name
Title:

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease (or increase)	Signature of authorized officer of Trustee

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